LINCOLN ELECTRIC HOLDINGS, INC.

2015 EQUITY AND INCENTIVE COMPENSATION PLAN
Stock Option Agreement
WHEREAS, Lincoln Electric Holdings, Inc. (the “Company”) maintains the Company’s 2015 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”), pursuant to which the Company may grant Option Rights to officers and certain key employees of the Company and its Subsidiaries (as defined in the Plan);
WHEREAS, the Optionee, whose name is set forth on the “Overview” tab on the Morgan Stanley StockPlan Connect portal, a secure third-party vendor website used by the Company (to be referred to herein as the “Grant Summary”), is an employee of the Company or one of its Subsidiaries; and
WHEREAS, the Optionee was granted an Option under the Plan by the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company on the Date of Grant in ____ as set forth on the Grant Summary (the “Date of Grant”) and the Evidence of Award in the form hereof (the “Agreement”) has been authorized by a resolution of the Committee duly adopted on such date.
NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Optionee the grant of Option Rights (“Option”) to purchase the number of Common Shares, without par value, of the Company, as set forth on the Grant Summary, at the exercise price per Common Share, as set forth on the Grant Summary, the closing price of a Common Share on the NASDAQ Global Market on the Date of Grant (as reported in The Wall Street Journal) (the “Option Price”).
1.Definitions. Unless otherwise defined in this Agreement, terms used in this Agreement with initial capital letters will have the meanings assigned to them in the Plan.

(a)	“Cause”: A termination for “Cause” shall mean that, prior to termination of employment, the Optionee shall have:

(i)
been convicted of, or pleaded nolo contendere to, a criminal violation, in each case, involving fraud, embezzlement or theft in connection with the Optionee’s duties or in the course of the Optionee’s employment with the Company or any Subsidiary (or the Successor, if applicable);

(ii)	committed intentional wrongful damage to property of the Company or any Subsidiary (or the Successor, if applicable);

(iii)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary (or the Successor, if applicable); or

(iv)
committed intentional wrongful engagement in any of the activities set forth in any confidentiality, non-competition or non-solicitation arrangement with the Company (or the Successor, if applicable) to which the Optionee is a party;

and, in each case, any such act shall have been demonstrably and materially harmful to the Company (or the Successor, if applicable). For purposes of this Agreement, no act or failure to act on the part of the Optionee will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Optionee not in good faith and without reasonable belief that the Optionee’s action or omission was in the best interest of the Company (or the Successor, if applicable).

(b)
“Disabled”: The Committee shall determine, in its sole discretion, that an Optionee is “Disabled” if the Optionee meets one of the following requirements: (i) the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Optionee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health or long-term disability plan or any similar plan maintained by a third party, but excluding governmental plans, or (iii) the Social Security Administration determines the Optionee to be totally disabled.

(c)
“Good Reason”: A termination “for Good Reason” shall mean the Optionee’s termination of employment with the Successor as a result of the initial occurrence, without the Optionee’s consent, of one or more of the following events:

(i)	A material diminution in the Optionee’s base compensation;

(ii)	A material diminution in the Optionee’s authority, duties, or responsibilities;

(iii)
A material reduction in the Optionee’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to base compensation, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Successor;

(iv)	A material change in the geographic location at which the Optionee must perform the services, which adds fifty (50) miles or more to the Optionee’s one-way daily commute; and

(v)	Any other action or inaction that constitutes a material breach by the Company of the Optionee’s employment agreement, if any, under which the Optionee provides services.

Notwithstanding the foregoing, a termination of employment by the Optionee for one of the reasons set forth in clauses (i) through (v) above will not constitute “Good Reason” unless the Optionee provides, within 90 days of the initial occurrence of such condition or conditions, written notice to the Optionee’s employer of the existence of such condition or conditions and the Optionee’s employer has not remedied such condition or conditions within 30 days of the receipt of such notice.

(d)
“Replacement Award” means an award: (i) of the same type (e.g., time-based stock option) as the Replaced Award; (ii) that has a value at least equal to the value of the Replaced Award; (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) if the Optionee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Optionee under the Code are not less favorable to such Optionee than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Optionee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1(d) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(e)	“Vesting Date” shall mean each date an installment of this Option becomes vested and exercisable under Section 4 of this Agreement.
2.    Grant of Option. The Company has granted to the Optionee the Option, which represents a right in the Optionee to purchase the number of Common Shares specified above, without par value, of the Company, at the Option Price and which shall become vested and exercisable in accordance with Section 4, Section 5, or Section 6 hereof.
3.    Form of Option. The Option evidenced by this Agreement is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Internal Revenue Code of 1986.
4.    Vesting of Option. Subject to the terms and conditions of Sections 5, 6 and 8 hereof, the Option shall become vested and exercisable as follows:
(a)    one-third (1/3) of the Common Shares subject to this Option shall become vested and exercisable one (1) full year from the Date of Grant; provided, however, that the Optionee shall have remained in the continuous employ of the Company or a Subsidiary for that entire period; and
(b)    each additional one-third (1/3) of the Common Shares subject to this Option shall become vested and exercisable on the next two (2) successive anniversaries of that date,

respectively; provided, however, that the Optionee shall have been in the continuous employ of the Company or a Subsidiary during those applicable periods; and
(c)    In calculating one-thirds, the total shall be rounded down to the nearest whole Common Share for the first two (2) years, and the remaining Common Share(s) shall be included with those Common Shares for which the Option is exercisable at the end of the third year.
5.    Effect of Change in Control. In the event a Change in Control occurs during the term of the Option, the Option covered by this Agreement shall become immediately vested and exercisable to the extent provided in this Section 5.
(a)    If the Optionee remains in the continuous employ of the Company or a Subsidiary throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, the Option covered by this Agreement will become vested and exercisable in full immediately prior to the Change in Control, except to the extent that a Replacement Award is provided to the Optionee in accordance with Section 1(d) to replace, adjust or continue the award of the Option covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to the Option in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.
(b)    If, upon or after receiving a Replacement Award, the Optionee experiences a termination of employment with the Company or a Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Optionee terminating employment for Good Reason or the Successor terminating Optionee’s employment other than for Cause, in each case within a period of two years after the Change in Control and during the remaining vesting or exercise period for the Replacement Award, the Replacement Award shall become immediately vested and exercisable in full upon such termination.
6.    Effects of Death, Disability or Retirement.
(a)    The entire Option subject to this Agreement shall become immediately vested in full and exercisable (i) upon the death of the Optionee while in the employment of the Company or any Subsidiary, or (ii) if the Optionee’s employment with the Company or any Subsidiary should terminate as a result of the Optionee becoming Disabled.
(b)    If the Optionee retires at a normal retirement date (as determined under The Lincoln Electric Company Retirement Annuity Program, whether or not the Optionee participates in that program) (the “Retirement Date”), a pro rata portion of the one-third installment of the Option subject to this Agreement scheduled to vest and become exercisable on the next future Vesting Date pursuant to Section 4 hereof (the “Applicable Installment”) shall immediately become vested and exercisable. Such pro rata portion shall be determined by multiplying the number of Common Shares covered by the Applicable Installment by a fraction, the numerator of which shall be the number of days from the previous Vesting Date, or if no previous Vesting Date has occurred, the Date of Grant, through the Retirement Date, and the denominator of which shall be 365 (rounded down to the nearest whole Common Share). Any portion of the Option subject to this Agreement that does not so vest pursuant to this Section 6(b) in connection with the Optionee’s retirement will be forfeited upon such retirement.

7.    Exercise of Option.
(a)    To the extent that the Option shall have become vested and exercisable in accordance with the terms of this Agreement, it may be exercised in whole or in part from time to time thereafter as described in this Agreement and will be settled in Common Shares.
(b)    To exercise an Option, the Optionee shall give notice (in a manner prescribed by the Company), specifying the number of Common Shares to be exercised and the date of exercise, and shall provide payment of the Option Price and any applicable taxes, along with any other documentation that may be required by the Company.
(c)    The Option Price shall be payable upon exercise:

(i)	by certified or bank check or other cash equivalent acceptable to the Company;

(ii)	by transfer to the Company of nonforfeitable, unrestricted Common Shares of the Company that have been owned by the Optionee for at least six (6) months prior to the date of exercise; or

(iii)	pursuant to a net exercise arrangement as described in the Plan; or

(iv)	by any combination of these methods.
Nonforfeitable, unrestricted Common Shares that are transferred by the Optionee or Common Shares that are withheld in payment of all or any part of the Option Price shall be valued on the basis of their Market Value per Share on the date of exercise.
8.    Termination of Option. The Option shall terminate on the earliest of the following dates as provided below:
(a)    automatically and without further notice three (3) months after the date upon which the Optionee ceases to be an employee of the Company or a Subsidiary, unless (i) the cessation of employment is a result of the death, or normal retirement of the Optionee (as determined under a retirement program sponsored by the Company or the Subsidiary, whether or not the Optionee participates in that program), (ii) the Committee determined that the Optionee is Disabled, (iii) the cessation of employment occurs as described in Section 5(b) of this Agreement, or (iv) occurs in a manner described in (d) or the last paragraph of this Section below;
(b)    automatically and without further notice three (3) years after the date of the death of the Optionee or the date that the Committee determined the Optionee became Disabled, in each case while an employee of the Company or a Subsidiary or ten (10) years after the Date of Grant in the case of normal retirement of the Optionee (as determined under a retirement program sponsored by the Company or the Subsidiary, whether or not the Optionee participated in that program);
(c)    automatically and without further notice one (1) year after death of the Optionee, if the Optionee dies after the termination of employment with the Company or a Subsidiary and prior to the termination of the Option;

(d)    automatically and without further notice upon the termination of the Optionee’s employment for Cause; or
(e)    automatically and without further notice ten years after the Date of Grant.
Notwithstanding anything in this Agreement to the contrary, unless otherwise determined by the Company, if the Optionee, either during employment by the Company or a Subsidiary or within six (6) months after termination of such employment, (i) shall become an employee of a competitor of the Company or a Subsidiary or (ii) shall engage in any other conduct that is competitive with the Company or a Subsidiary, in each case as reasonably determined by the Company (“Competition”), then the Option shall terminate automatically and without further notice at the time of such Company determination. In addition, if the Company shall so determine, the Optionee shall, promptly upon notice of such determination, (x) return to the Company, in exchange for payment by the Company of the Option Price paid therefor, all the Common Shares that the Optionee has not disposed of that were purchased pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Competition, and (y) with respect to any Common Shares so purchased that the Optionee has disposed of, pay to the Company in cash the difference between (i) the Option Price and (ii) the Market Value per Share of the Common Shares on the date of exercise, in each case as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Optionee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.
9.    Compliance with Law. Notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise or issuance thereof would result in a violation of any law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws.
10.    Transferability and Exercisability. Subject to Section 15 of the Plan, the Option, including any interest therein, shall not be transferable by the Optionee except by will or the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Optionee only by him or her or, in the event of his or her legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.
11.    Adjustments. The Committee shall make such adjustments in the number of Common Shares covered by the Option, in the Option Price and in the kind of shares covered thereby, and in the other terms of the Option, as is equitably required to prevent any dilution or enlargement of the Optionee’s rights under this Agreement that would result from (1) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; or (1) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (1) any other corporate transaction or event having an effect similar to any of the foregoing. However, such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company. Moreover, in the event of any transaction or event, or in the event of a Change in Control, the Committee shall provide in substitution for any or all of the Optionee’s rights under this Agreement such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable under the circumstances and may require in connection therewith the surrender of all grants so replaced in a manner that complied with Section 409A of the Code.
12.    Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Optionee for applicable income tax purposes with respect to the Option evidenced by this Agreement, the Optionee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the Optionee may elect to have the minimum required withholding obligations may be settled with vested Common Shares or by having Common Shares withheld from the Common Shares required to be delivered upon exercise of the Option. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee.
13.    No Right to Employment. This Option award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This Option award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. The Plan and this Agreement will not confer upon the Optionee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Optionee at any time. For purposes of this Agreement, the continuous employ of the Optionee with the Company or a Subsidiary shall not be deemed interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of (A) the transfer of his or her employment among the Company and its Subsidiaries or (B) an approved leave of absence.
14.    Relation to the Other Benefits. Any economic or other benefit to the Optionee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
15.    Agreement Subject to Plan. The Option evidenced by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.
16.    Data Privacy.
(a)    The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document by and among, as applicable, the Optionee’s employer (the “Employer”), and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

(b)    The Optionee understands that the Company, its Subsidiaries and the Employer hold certain personal information about the Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Options or any other entitlement to Common Shares awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Optionee’s favor for the purpose of implementing, managing and administering the Plan (“Data”).
(c)    The Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere (in particular the United States), including outside the European Economic Area (if applicable), and that the recipient country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Optionee authorizes the Company, Morgan Stanley Smith Barney, LLC and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Optionee may elect to deposit any Common Shares acquired under the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Optionee understands that refusing or withdrawing consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Optionee understands that he or she may contact his or her local human resources representative.
17.    Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Optionee with respect to the Option without the Optionee’s consent.
18.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
19.    Governing Law/Venue. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio. All legal actions or proceedings relating to this Agreement shall be brought exclusively in the U.S. District Court for the Northern District of Ohio, Eastern Division or the Cuyahoga County Court of Common Pleas, located in Cuyahoga County, Ohio.
20.    Employment Agreement. The grant of the Option under this Agreement is contingent upon the Optionee having executed the most recent version of the Company’s Employment Agreement and having returned it to the Company.

21.    Option Subject to the Company’s Recovery of Funds Policy. Notwithstanding anything in this Agreement to the contrary, this Option shall be subject to the Company’s Recovery of Funds Policy (or similar clawback policy), as it may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.
22.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and Optionee’s participation in the Plan, or further awards that may be granted under the Plan, by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
23.    Appendix. Notwithstanding any provisions in this Agreement, the grant of Option is also subject to the special terms and conditions set forth in Appendix A to this Agreement for Optionee’s country. Moreover, if Optionee relocates to one of the countries included in the Appendix A, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.
The Optionee hereby acknowledges receipt of this Agreement and accepts the right to receive the Options evidenced hereby subject to the terms and conditions of the Plan and the terms and conditions herein above set forth and represents that he or she understands the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed this Agreement.
THIS AGREEMENT is executed by the Company on the Date of Grant.

LINCOLN ELECTRIC HOLDINGS, INC.

Christopher L. Mapes
President and Chief Executive Officer